First Internet Bancorp Reports First Quarter 2019 Results

Highlights for the first quarter include:

▪	Diluted earnings per share of $0.56, increases of 60.0% over the fourth quarter of 2018 as reported and 5.7% after adjusting for a write-down of OREO in the prior quarter

▪	Net income of $5.7 million, increases of 59.3% over the fourth quarter of 2018 as reported and 3.8% over results adjusted for the write-down

▪	Net interest income of $16.2 million, an increase of 5.3% from the fourth quarter of 2018

▪	Total loans increased $123.7 million, or 4.6%, from December 31, 2018 and $630.5 million, or 28.5%, from March 31, 2018

Fishers, Indiana, April 24, 2019 - First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the first quarter of 2019. Reported net income for the first quarter of 2019 was $5.7 million, or $0.56 diluted earnings per share. This compares to net income of $3.6 million, or $0.35 diluted earnings per share, for the fourth quarter of 2018, and net income of $6.0 million, or $0.71 diluted earnings per share, for the first quarter of 2018.

The fourth quarter of 2018’s results included a $2.4 million pre-tax write-down of commercial other real estate owned (“OREO”). Excluding this charge, adjusted net income for the fourth quarter of 2018 was $5.5 million, or $0.53 adjusted diluted earnings per share.

“We are pleased with our start to 2019 as we reported increased quarterly net income and earnings per share, driven by revenue growth, well-managed expenses and low credit costs,” said David Becker, Chairman, President and Chief Executive Officer. “Our strategy of focusing on our specialty lending areas has continued to pay off. During the quarter, single tenant lease financing was again strong and our newer healthcare finance business continued to expand. Additionally, we made another key hire in the small-business lending area and attained Preferred Lending Partner status from the Small Business Administration which will benefit us as we work to build this business line.

“We are also pleased with the relative stability in our net interest margin, as the increase in our yield on interest-earning assets, driven by disciplined loan pricing, largely offset the increase in deposit costs. Furthermore, our credit quality remained among the best in the industry.

Mr. Becker concluded, “The entire team at First Internet is engaged at a high level to provide a differentiated experience for our customers. We celebrated our twentieth anniversary during the quarter and the unique culture we have created was recognized yet again as we were named one of the “Best Places to Work in Indiana” by the Indiana Chamber of Commerce for the fifth time. Looking ahead, we will remain disciplined in our capital allocation, prudently managing our loan growth while also selectively selling pools of lower yielding assets and redeploying the proceeds into higher yielding new originations to drive increased profitability and shareholder value.”

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2019 was $16.2 million, compared to $15.4 million for both the fourth and first quarters of 2018. On a fully-taxable equivalent basis, net interest income for the first quarter of 2019 was $17.8 million, compared to $16.9 million for the fourth quarter of 2018, and $16.4 million for the first quarter of 2018.

Total interest income for the first quarter of 2019 was $35.0 million, an increase of 9.9%, compared to the fourth quarter of 2018, and an increase of 34.7% compared to the first quarter of 2018. On a fully-taxable equivalent basis, total interest income for the first quarter of 2019 was $36.6 million, an increase of 9.7% compared to the fourth quarter of 2018, and an increase of 35.4% compared to the first quarter of 2018. The increase in total interest income compared to the fourth quarter of 2018 was driven primarily by a $308.7 million, or 9.5%, increase in average interest-earning assets, as well as a 10 basis point increase in the yield on those assets. The yield on interest-earning assets for the first quarter of 2019 increased to 4.00% from 3.90% in the prior quarter due to higher yields across most earning asset categories, including an increase of 10 basis points on the loan portfolio.

Total interest expense for the first quarter of 2019 was $18.8 million, an increase of 14.2%, compared to the fourth quarter of 2018, and an increase of 77.5% compared to the first quarter of 2018. The increase in total interest expense compared to the fourth quarter of 2018 was driven primarily by a $256.2 million increase in average interest-bearing deposit balances, combined with the effect of a 15 basis point increase in the cost of funds related to those deposits. While rates paid on new CD production stabilized during the first quarter of 2019, the overall cost of deposit funding increased as new production rates outweighed the costs of maturing CDs. Furthermore, the Company used longer duration brokered deposit structures to mitigate long term interest rate risk. Overall, the total cost of interest-bearing liabilities increased 14 basis points from the fourth quarter of 2018.

Net interest margin (“NIM”) declined three basis points to 1.86% for the first quarter of 2019, compared to 1.89% for the fourth quarter of 2018 and 2.26% for the first quarter of 2018. On a fully-taxable equivalent basis, NIM also decreased three basis points to 2.04% for the first quarter of 2019, from 2.07% for the fourth quarter of 2018, and was down from 2.41% for the first quarter of 2018.

Noninterest Income
Noninterest income for the first quarter of 2019 was $2.4 million, compared to $2.0 million in the fourth quarter of 2018, and $2.5 million for the first quarter of 2018. The increase compared to the fourth quarter of 2018 was driven primarily by an increase in revenue from mortgage banking activities, partially offset by the loss on the sale of loans. The increase in mortgage banking revenue of $0.5 million, or 41.7%, was due mainly to an increase in mandatory pipeline volumes, as the decline in long term interest rates during the quarter drove increased interest rate lock commitment activity. The loss on loan sales of $0.1 million was due primarily to the sale of $31.5 million of seasoned lower yielding public finance and residential mortgage loans.

Noninterest Expense
Noninterest expense for the first quarter of 2019 was $11.1 million, compared to $12.7 million for the fourth quarter of 2018 and $10.2 million for the first quarter of 2018. The decrease from the fourth quarter of 2018 was due primarily to the $2.4 million write-down of commercial OREO discussed above, partially offset by higher salaries and employee benefits and premises and equipment costs.

Income Taxes
The Company reported income tax expense of $0.5 million and an effective tax rate of 8.5% for the first quarter of 2019, compared to an income tax benefit of $0.3 million for the fourth quarter of 2018 and income tax expense of $0.9 million and an effective tax rate of 12.5% for the first quarter of 2018. Included in the tax expense in the first quarter of 2019 was $0.1 million associated with annual equity compensation vesting events.

Loans and Credit Quality
Total loans as of March 31, 2019 were $2.8 billion, an increase of $123.7 million, or 4.6%, compared to December 31, 2018 and $630.5 million, or 28.5%, compared to March 31, 2018. Total commercial loan balances were $2.1 billion as of March 31, 2019, an increase of $106.1 million, or 5.3%, compared to December 31, 2018 and $476.3 million, or 29.4%, compared to March 31, 2018. Compared to the linked quarter, the growth in commercial loan balances was driven largely by production in single tenant lease financing and healthcare finance, but was partially offset by the Company’s first sale of public finance loans which consisted of $26.2 million of seasoned lower yielding credits.

Total consumer loan balances were $717.9 million as of March 31, 2019, an increase of $9.5 million, or 1.3%, compared to December 31, 2018 and $134.1 million, or 23.0%, compared to March 31, 2018. Compared to the linked quarter, the growth in consumer loan balances was driven primarily by draw-downs on residential construction loans and new originations in the trailer and recreational vehicle portfolios, partially offset by the sale of $5.2 million of seasoned lower yielding residential mortgage loans.

Total delinquencies 30 days or more past due were 0.18% of total loans as of March 31, 2019, compared to 0.15% as of December 31, 2018 and 0.04% as of March 31, 2018. Nonperforming loans to total loans increased to 0.12% as of March 31, 2019, compared to 0.03% at both December 31, 2018 and March 31, 2018. Compared to the linked quarter, the increase was due mainly to a seasoned residential mortgage loan with an unpaid principal balance of $3.1 million that was placed on nonaccrual status during the quarter after becoming delinquent late in the fourth quarter of 2018. The Company determined that no impairment existed as of March 31, 2019 as there appears to be sufficient collateral supporting the loan based on a recent appraisal.

The allowance for loan losses as a percentage of total loans was 0.66% as of March 31, 2019, consistent with December 31, 2018 and down from 0.70% as of March 31, 2018.

Net charge-offs of $0.3 million were recognized during the first quarter of 2019, resulting in net charge-offs to average loans of 0.05%, flat when compared to both the fourth and first quarters of 2018. The provision for loan losses in the first quarter of 2019 was $1.3 million, compared to $1.5 million for the fourth quarter of 2018 and $0.9 million for the first quarter of 2018. The decline in the provision for loan losses compared to the fourth quarter of 2018 was driven primarily by slower loan growth.

Balance Sheet Management
To increase asset sensitivity and reduce long term interest rate risk, the Company initiated an asset hedging strategy in the fourth quarter of 2017. As of March 31, 2019, the Company had a total notional value of $435.7 million of pay fixed / receive variable interest rate swaps in place to hedge public finance loans, representing 61.4% of the total public finance loan balances outstanding. Including $88.2 million of notional value interest rate swaps in place to hedge fixed rate investment securities, the Company had swaps with a total notional value of $523.9 million in place at the end of the first quarter of 2019 to effectively convert long term fixed rate assets to variable rate.

The Company has also implemented a liability hedging strategy using pay fixed / receive variable interest rate swaps to extend the duration of short term FHLB advances and brokered variable rate money market deposits. As of March 31, 2019, the Company had $210.0 million of notional value interest rate swaps related to these funding sources.

Based on the interest rate environment and funding needs during the first quarter of 2019, the Company did not execute any additional interest rate swaps to hedge either assets or liabilities during the quarter. In future periods, the Company’s use of interest rate swaps as a tool to manage exposure to both short- and long-term interest rate risk will be determined based on multiple factors, including, but not limited to, the interest rate environment and forward rate expectations.

The Company may also use loan sales or reposition the securities and wholesale funding portfolios to manage balance sheet growth and capital, provide liquidity and improve NIM and profitability. As discussed above, the Company sold $31.5 million of seasoned lower yielding public finance and residential mortgage loans at a modest loss during the first quarter of 2019, providing an opportunity to manage loan growth and improve the mix of earning assets by redeploying the sale proceeds into higher yielding new loan originations.

Capital
As of March 31, 2019, total shareholders’ equity was $294.0 million, an increase of $5.3 million, or 1.8%, compared to December 31, 2018, due mainly to the net income earned during the quarter and a decrease in accumulated other comprehensive loss, partially offset by the impact of common stock repurchased during the quarter. Book value per common share increased to $29.03 as of March 31, 2019, up from $28.39 as of December 31, 2018 and $26.60 as of March 31, 2018. Tangible book value per common share increased to $28.57, up from $27.93 and $26.05, each as of the same reference dates.

In connection with its previously announced stock repurchase program, the Company repurchased 85,286 shares during the first quarter of 2019 at an average price of $20.47 per share. Subsequent to quarter-end, the Company repurchased an additional 32,000 shares at an average price of $20.81 per share.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of March 31, 2019.

	As of March 31, 2019
	Company	Bank

Total shareholders’ equity to assets	8.01%	7.84%
Tangible common equity to tangible assets [1]	7.89%	7.73%
Tier 1 leverage ratio [2]	8.34%	8.17%
Common equity tier 1 capital ratio [2]	11.66%	11.42%
Tier 1 capital ratio [2]	11.66%	11.42%
Total risk-based capital ratio [2]	13.68%	12.15%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, April 25, 2019 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 317-6016. A recorded replay can be accessed through May 25, 2019 by dialing (877) 344-7529; passcode: 10130514.
Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $3.7 billion as of March 31, 2019. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans, SBA financing and treasury management services. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements with respect to the financial condition, results of operations, trends in lending policies, plans, objectives, future performance or business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “pending,” “plan,” “preliminary,” “should,” “will,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance and healthcare finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, total interest income - FTE, net interest income - FTE, net interest margin - FTE, adjusted income before income taxes, adjusted income tax provision, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity, adjusted return on average tangible common equity and adjusted effective income tax rate are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$5,696	$3,576	$6,028

Per share and share information
Earnings per share - basic	$0.56	$0.35	$0.71
Earnings per share - diluted	0.56	0.35	0.71
Dividends declared per share	0.06	0.06	0.06
Book value per common share	29.03	28.39	26.60
Tangible book value per common share [1]	28.57	27.93	26.05
Common shares outstanding	10,128,587	10,170,778	8,450,925
Average common shares outstanding:
Basic	10,217,637	10,263,086	8,499,196
Diluted	10,230,531	10,275,040	8,542,363
Performance ratios
Return on average assets	0.64%	0.43%	0.87%
Return on average shareholders' equity	7.91%	4.89%	10.96%
Return on average tangible common equity [1]	8.04%	4.98%	11.19%
Net interest margin	1.86%	1.89%	2.26%
Net interest margin - FTE [1,2]	2.04%	2.07%	2.41%
Capital ratios [3]
Total shareholders' equity to assets	8.01%	8.15%	7.85%
Tangible common equity to tangible assets [1]	7.89%	8.03%	7.70%
Tier 1 leverage ratio	8.34%	9.00%	8.09%
Common equity tier 1 capital ratio	11.66%	12.39%	11.31%
Tier 1 capital ratio	11.66%	12.39%	11.31%
Total risk-based capital ratio	13.68%	14.53%	13.89%
Asset quality
Nonperforming loans	$3,432	$889	$659
Nonperforming assets	6,071	3,508	5,710
Nonperforming loans to loans	0.12%	0.03%	0.03%
Nonperforming assets to total assets	0.17%	0.10%	0.20%
Allowance for loan losses to:
Loans	0.66%	0.66%	0.70%
Nonperforming loans	549.0%	2,013.1%	2,361.2%
Net charge-offs to average loans	0.05%	0.05%	0.05%
Average balance sheet information
Loans	$2,760,164	$2,577,584	$2,154,876
Total securities	523,265	494,256	485,173
Other earning assets	246,732	148,311	104,685
Total interest-earning assets	3,544,849	3,236,144	2,762,620
Total assets	3,627,508	3,320,850	2,823,790
Noninterest-bearing deposits	42,551	48,779	43,976
Interest-bearing deposits	2,728,674	2,472,443	2,105,092
Total deposits	2,771,225	2,521,222	2,149,068
Shareholders' equity	291,883	289,844	223,131

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2018)
Amounts in thousands
	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash and due from banks	$5,708	$7,080	$5,675
Interest-bearing deposits	124,786	181,632	58,072
Securities available-for-sale, at fair value	520,382	481,345	463,652
Securities held-to-maturity, at amortized cost	31,222	22,750	19,206
Loans held-for-sale	13,706	18,328	17,067
Loans	2,839,928	2,716,228	2,209,405
Allowance for loan losses	(18,841)	(17,896)	(15,560)
Net loans	2,821,087	2,698,332	2,193,845
Accrued interest receivable	17,217	16,822	11,898
Federal Home Loan Bank of Indianapolis stock	23,625	23,625	20,250
Cash surrender value of bank-owned life insurance	36,293	36,059	35,342
Premises and equipment, net	13,737	10,697	10,110
Goodwill	4,687	4,687	4,687
Other real estate owned	2,619	2,619	5,041
Accrued income and other assets	55,107	37,716	17,883
Total assets	$3,670,176	$3,541,692	$2,862,728

Liabilities
Noninterest-bearing deposits	$45,878	$43,301	$47,678
Interest-bearing deposits	2,765,230	2,628,050	2,129,443
Total deposits	2,811,108	2,671,351	2,177,121
Advances from Federal Home Loan Bank	495,146	525,153	413,173
Subordinated debt	33,911	33,875	36,763
Accrued interest payable	1,549	1,108	410
Accrued expenses and other liabilities	34,449	21,470	10,437
Total liabilities	3,376,163	3,252,957	2,637,904
Shareholders' equity
Voting common stock	226,235	227,587	172,421
Retained earnings	81,946	77,689	61,414
Accumulated other comprehensive loss	(14,168)	(16,541)	(9,011)
Total shareholders' equity	294,013	288,735	224,824
Total liabilities and shareholders' equity	$3,670,176	$3,541,692	$2,862,728

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest income
Loans	$29,218	$27,249	$22,115
Securities - taxable	3,324	2,927	2,488
Securities - non-taxable	684	701	711
Other earning assets	1,773	972	665
Total interest income	34,999	31,849	25,979
Interest expense
Deposits	15,386	13,338	8,270
Other borrowed funds	3,369	3,090	2,294
Total interest expense	18,755	16,428	10,564
Net interest income	16,244	15,421	15,415
Provision for loan losses	1,285	1,487	850
Net interest income after provision for loan losses	14,959	13,934	14,565
Noninterest income
Service charges and fees	236	237	230
Mortgage banking activities	1,617	1,141	1,578
(Loss) gain on sale of loans	(104)	89	414
Other	623	580	320
Total noninterest income	2,372	2,047	2,542
Noninterest expense
Salaries and employee benefits	6,321	5,738	5,905
Marketing, advertising and promotion	469	543	716
Consulting and professional fees	814	862	851
Data processing	317	320	263
Loan expenses	314	204	237
Premises and equipment	1,500	1,307	1,214
Deposit insurance premium	555	570	465
Write-down of other real estate owned	—	2,423	—
Other	819	772	566
Total noninterest expense	11,109	12,739	10,217
Income before income taxes	6,222	3,242	6,890
Income tax provision (benefit)	526	(334)	862
Net income	$5,696	$3,576	$6,028

Per common share data
Earnings per share - basic	$0.56	$0.35	$0.71
Earnings per share - diluted	$0.56	$0.35	$0.71
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,774,852	$29,218	4.27%	$2,593,577	$27,249	4.17%	$2,172,762	$22,115	4.13%
Securities - taxable	429,020	3,324	3.14%	402,179	2,927	2.89%	389,447	2,488	2.59%
Securities - non-taxable	94,245	684	2.94%	92,077	701	3.02%	95,726	711	3.01%
Other earning assets	246,732	1,773	2.91%	148,311	972	2.60%	104,685	665	2.58%
Total interest-earning assets	3,544,849	34,999	4.00%	3,236,144	31,849	3.90%	2,762,620	25,979	3.81%
Allowance for loan losses	(18,229)			(17,065)			(15,206)
Noninterest-earning assets	100,888			101,771			76,376
Total assets	$3,627,508			$3,320,850			$2,823,790

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$109,453	$212	0.79%	$89,234	$182	0.81%	$91,034	$122	0.54%
Savings accounts	38,853	108	1.13%	42,694	123	1.14%	55,952	158	1.15%
Money market accounts	563,106	2,752	1.98%	518,421	2,575	1.97%	562,345	1,893	1.37%
Certificates and brokered deposits	2,017,262	12,314	2.48%	1,822,094	10,458	2.28%	1,395,761	6,097	1.77%
Total interest-bearing deposits	2,728,674	15,386	2.29%	2,472,443	13,338	2.14%	2,105,092	8,270	1.59%
Other borrowed funds	540,705	3,369	2.53%	499,877	3,090	2.45%	441,970	2,294	2.10%
Total interest-bearing liabilities	3,269,379	18,755	2.33%	2,972,320	16,428	2.19%	2,547,062	10,564	1.68%
Noninterest-bearing deposits	42,551			48,779			43,976
Other noninterest-bearing liabilities	23,695			9,907			9,621
Total liabilities	3,335,625			3,031,006			2,600,659
Shareholders' equity	291,883			289,844			223,131
Total liabilities and shareholders' equity	$3,627,508			$3,320,850			$2,823,790

Net interest income		$16,244			$15,421			$15,415

Interest rate spread			1.67%			1.71%			2.13%
Net interest margin			1.86%			1.89%			2.26%
Net interest margin - FTE [2,3]			2.04%			2.07%			2.41%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$112,146	3.9%	$114,382	4.2%	$119,893	5.4%
Owner-occupied commercial real estate	87,482	3.1%	87,962	3.2%	81,998	3.7%
Investor commercial real estate	11,188	0.4%	5,391	0.2%	6,273	0.3%
Construction	42,319	1.5%	39,916	1.5%	47,013	2.1%
Single tenant lease financing	975,841	34.3%	919,440	33.8%	834,335	37.8%
Public finance	708,816	25.0%	706,342	26.0%	481,923	21.8%
Healthcare finance	158,796	5.6%	117,007	4.4%	48,891	2.2%
Total commercial loans	2,096,588	73.8%	1,990,440	73.3%	1,620,326	73.3%

Consumer loans
Residential mortgage	404,869	14.3%	399,898	14.7%	318,298	14.4%
Home equity	27,794	1.0%	28,735	1.1%	29,296	1.3%
Trailers	140,548	4.9%	136,620	5.0%	107,714	4.9%
Recreational vehicles	95,871	3.4%	91,912	3.4%	73,005	3.3%
Other consumer loans	48,840	1.7%	51,239	1.9%	55,466	2.5%
Total consumer loans	717,922	25.3%	708,404	26.1%	583,779	26.4%

Net deferred loan fees, premiums, discounts and other [1]	25,418	0.9%	17,384	0.6%	5,300	0.3%

Total loans	$2,839,928	100.0%	$2,716,228	100.0%	$2,209,405	100.0%

	March 31, 2019		December 31, 2018		March 31, 2018
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$45,878	1.6%	$43,301	1.6%	$47,678	2.2%
Interest-bearing demand deposits	111,626	4.0%	121,055	4.5%	99,006	4.5%
Savings accounts	41,958	1.5%	38,489	1.4%	60,176	2.8%
Money market accounts	573,895	20.4%	528,533	19.9%	592,113	27.2%
Certificates of deposits	1,464,543	52.1%	1,292,883	48.4%	1,185,176	54.4%
Brokered deposits	573,208	20.4%	647,090	24.2%	192,972	8.9%
Total deposits	$2,811,108	100.0%	$2,671,351	100.0%	$2,177,121	100.0%

1 Includes carrying value adjustments of $11.5 million, $5.0 million and ($0.7) million as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively, related to interest rate swaps associated with public finance loans.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Total equity - GAAP	$294,013	$288,735	$224,824
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible common equity	$289,326	$284,048	$220,137

Total assets - GAAP	$3,670,176	$3,541,692	$2,862,728
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)
Tangible assets	$3,665,489	$3,537,005	$2,858,041

Common shares outstanding	10,128,587	10,170,778	8,450,925

Book value per common share	$29.03	$28.39	$26.60
Effect of goodwill	(0.46)	(0.46)	(0.55)
Tangible book value per common share	$28.57	$27.93	$26.05

Total shareholders' equity to assets ratio	8.01%	8.15%	7.85%
Effect of goodwill	(0.12%)	(0.12%)	(0.15%)
Tangible common equity to tangible assets ratio	7.89%	8.03%	7.70%

Total average equity - GAAP	$291,883	$289,844	$223,131
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)
Average tangible common equity	$287,196	$285,157	$218,444

Return on average shareholders' equity	7.91%	4.89%	10.96%
Effect of goodwill	0.13%	0.09%	0.23%
Return on average tangible common equity	8.04%	4.98%	11.19%

Total interest income	$34,999	$31,849	$25,979
Adjustments:
Fully-taxable equivalent adjustments [1]	1,557	1,477	1,018
Total interest income - FTE	$36,556	$33,326	$26,997

Net interest income	$16,244	$15,421	$15,415
Adjustments:
Fully-taxable equivalent adjustments [1]	1,557	1,477	1,018
Net interest income - FTE	$17,801	$16,898	$16,433

Net interest margin	1.86%	1.89%	2.26%
Effect of fully-taxable equivalent adjustments [1]	0.18%	0.18%	0.15%
Net interest margin - FTE	2.04%	2.07%	2.41%

1 Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Income before income taxes - GAAP	$6,222	$3,242	$6,890
Adjustments:
Write-down of other real estate owned	—	2,423	—
Adjusted income before income taxes	$6,222	$5,665	$6,890

Income tax provision (benefit) - GAAP	$526	$(334)	$862
Adjustments:
Write-down of other real estate owned	—	509	—
Adjusted income tax provision	$526	$175	$862

Net income - GAAP	$5,696	$3,576	$6,028
Adjustments:
Write-down of other real estate owned	—	1,914	—
Adjusted net income	$5,696	$5,490	$6,028

Diluted average common shares outstanding	10,230,531	10,275,040	8,542,363

Diluted earnings per share - GAAP	$0.56	$0.35	$0.71
Adjustments:
Effect of write-down of other real estate owned	—	0.18	—
Adjusted diluted earnings per share	$0.56	$0.53	$0.71

Return on average assets	0.64%	0.43%	0.87%
Effect of write-down of other real estate owned	0.00%	0.23%	0.00%
Adjusted return on average assets	0.64%	0.66%	0.87%

Return on average shareholders' equity	7.91%	4.89%	10.96%
Effect of write-down of other real estate owned	0.00%	2.62%	0.00%
Adjusted return on average shareholders' equity	7.91%	7.51%	10.96%

Return on average tangible common equity	8.04%	4.98%	11.19%
Effect of write-down of other real estate owned	0.00%	2.66%	0.00%
Adjusted return on average tangible common equity	8.04%	7.64%	11.19%

Effective income tax rate	8.5%	(10.3)%	12.5%
Effect of write-down of other real estate owned	0.0%	13.4%	0.0%
Adjusted effective income tax rate	8.5%	3.1%	12.5%